EX-99.(h)(iii)

TRANSFER AGENCY AND SERVICE AGREEMENT

AGREEMENT made as of the ______ day of ________, 2013, by and between the FRANKLIN ETF TRUST, a Delaware statutory trust having its principal office and place of business at One Franklin Parkway, San Mateo, California 94403-1906 (the “Trust”), on behalf of each series of the Trust listed on Appendix I hereto (as such Appendix be amended from time to time) (each a “Fund”), and THE BANK OF NEW YORK MELLON, a New York banking company having its principal office and place of business at One Wall Street, New York, New York 10286 (the “Bank”).

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, each Fund will ordinarily issue for purchase and redeem shares of beneficial interest of the Fund (“Shares”) only in aggregations of Shares known as “Creation Units” (currently 50,000 Shares) (each a “Creation Unit”) principally in-kind;

WHEREAS, The Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York (“DTC”), or its nominee (Cede & Co.), will be the registered owner (the “Shareholder”) of all Shares; and

WHEREAS, the Trust desires to appoint the Bank as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities, and the Bank desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Terms of Appointment; Duties of the Bank

1.1 Subject to the terms and conditions set forth in this Agreement, the Trust, on behalf of each Fund, hereby employs and appoints the Bank to act as, and the Bank agrees to act as, its transfer agent for the authorized and issued Shares, and as the Trust’s dividend disbursing agent.

1.2 The Bank agrees that it will perform the following services:

(a) In accordance with the terms and conditions of the form of Participant Agreement, a copy of which is attached hereto as Exhibit A, and in accordance with each Fund’s current prospectus(es) and statement(s) of additional information, and effective amendments thereto actually provided to the Bank, the Bank shall:

(i) Perform and facilitate the performance of purchases and redemptions of Creation Units;

(ii) Prepare and transmit by means of DTC’s book-entry system payments for dividends and distributions on or with respect to the Shares declared by the Trust on behalf of the applicable Fund;

(iii) Maintain the record of the name and address of the Shareholder and the number of Shares issued by the Fund and held by the Shareholder;

(iv) Record the issuance of Shares of the Fund and maintain a record of the total number of Shares of the Fund which are outstanding, and, based upon data provided to it by the Fund, the total number of authorized Shares.

(v) Prepare and transmit to the Trust and the Trust’s administrator and to any applicable securities exchange (as specified to the Bank by the Trust or its administrator) information with respect to purchases and redemptions of Shares;

(vi) On days that the Trust may accept orders for purchases or redemptions, calculate and transmit to the Bank and the Trust’s administrator the number of outstanding Shares for each Fund;

(vii) On days that the Trust may accept orders for purchases or redemptions (pursuant to the Participant Agreement), transmit to the Bank, the Trust and DTC the amount of Shares purchased on such day;

(viii) Confirm to DTC the number of Shares issued to the Shareholder, as DTC may reasonably request;

(ix) Prepare and deliver other reports, information and documents to DTC as DTC may reasonably request;

(x) Extend the voting rights to the Shareholder for extension by DTC to DTC participants and the beneficial owners of Shares in accordance with policies and procedures of DTC for book-entry only securities;

(xi) Create and maintain those books and records of the Trust specified by the Trust in Schedule A attached hereto;

(xii) Prepare a monthly report of all purchases and redemptions of Shares during such month on a gross transaction basis, and identify on a daily basis the net number of Shares either redeemed or purchased on such Business Day and with respect to each Authorized Participant purchasing or redeeming Shares, the amount of Shares purchased or redeemed;

(xiii) Receive from the Distributor (as defined in the Participant Agreement) or from its agent purchase orders from Authorized Participants (as defined in the Participant Agreement) for Creation Unit Aggregations of Shares received in good form and accepted by or on behalf of the Trust by the Distributor, promptly transmit appropriate trade instructions to the National Securities Clearance Corporation or DTC, as applicable; and pursuant to such orders issue the appropriate number of Shares of the applicable Fund and hold such Shares in the account of the Shareholder for each of the respective Funds;

(xiv) Receive from the Authorized Participants redemption requests, deliver the appropriate documentation thereof to the Bank as custodian for the Trust, generate and transmit or cause to be generated and transmitted confirmation of receipt of such redemption requests to the Authorized Participants submitting the same; transmit appropriate trade instructions to the National Securities Clearance Corporation or DTC, if applicable, and redeem the appropriate number of Creation Unit Aggregations of Shares held in the account of the Shareholder; and

(xv) Confirm the name, U.S. taxpayer identification number and principal place of business of each Authorized Participant.

(xvi) Perform the Anti-Money Laundering (“AML”) services described in Schedule B attached hereto.

(b) In addition to the services set forth in the above Sub-Section 1.2(a), the Bank shall: perform the customary services of a transfer agent and dividend disbursing agent including, but not limited to, maintaining the accounts of the Shareholders; obtaining at the request of the Trust from the Shareholders a list of DTC participants holding interests in the Global Certificate; and those services set forth on Schedule A attached hereto.  The Bank shall provide additional services, if any, as may be agreed upon in writing by the Trust and the Bank.

(c) The following shall be delivered by the Bank to DTC participants as identified by DTC as the Shareholder for book-entry only securities:

(i) Annual and semi-annual reports of the Trust;

(ii) Fund proxies, proxy statements and other proxy soliciting materials;

(iii) Fund prospectuses and amendments and supplements thereto, including stickers; and

(iv) Other communications as the Trust may from time to time identify as required by law or as the Trust may reasonably request.

(d) The Bank shall keep records relating to the services to be performed hereunder, in the form and manner required by applicable laws, rules, and regulations under the 1940 Act and to the extent required by Section 31 of the 1940 Act and the rules thereunder (the “Rules”), all such books and records shall be the property of the Trust, will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Trust on and in accordance with its request or upon termination of this Agreement.  The Bank will take reasonable actions to maintain the confidentiality of the Trust’s records, which may nevertheless be disclosed to the extent required by law or this Agreement, or to the extent permitted by the Trust.

1.3 The Bank agrees to promptly notify the Trust in the event of any of the following:

(a) Any of the representations and warranties of the Bank in Section 3 below cease to be true and correct;

(b) The Bank is for any reason unable to perform any of its obligations under this Agreement; or

(c) Except as may be prohibited by applicable law, any legal, regulatory or administrative proceedings that have been instituted against the Bank, which would materially impair the Bank’s ability to perform its duties and obligations under this Agreement.

2. Fees and Expenses

2.1 The Bank shall receive from the Trust such compensation for the Transfer Agent’s services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties.  The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

2.2 In addition to the fee paid under Section 2.1 above, the Trust agrees to reimburse the Bank for reasonable out-of-pocket expenses, including but not limited to (a) confirmation production, postage, forms, telephone, microfilm, microfiche, tabulating proxies, records storage, or advances incurred by the Bank, all in accordance with the items set out in the fee schedule attached hereto, as amended by the Bank and the Trust from time to time, or (b) relating to dividend distributions and reports (whereas all expenses related to creations and redemptions of Fund Shares shall be borne by the relevant authorized participant in such creations and redemptions). In addition, any other expenses incurred by the Bank at the request or with the consent of the Trust, will be reimbursed by the Trust on behalf of the applicable Fund.

2.3 The Trust agrees to pay all fees and reimbursable expenses within thirty (30) business days following the receipt of the respective billing notice accompanied by supporting documentation, as appropriate. Postage for mailing of dividends, proxies, Trust reports and other mailings to all shareholder accounts shall be advanced to the Bank by the Trust at least seven (7) days prior to the mailing date of such materials.

3. Representations and Warranties of the Bank

The Bank represents and warrants to the Trust that:

(a) It is and will continue to be a banking company duly organized and existing and in good standing under the laws of the State of New York.

(b) It is and will continue to be duly qualified to carry on its business in the State of New York.

(c) It is and will continue to be empowered under applicable laws and by its Charter and By-Laws to act as transfer agent and dividend disbursing agent and to enter into, and perform its obligations under, this Agreement.

(d) All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(e) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

(f) It is and will continue to be duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended, and it will remain so registered for the duration of this Agreement.

(g) It is and will continue to be in full material compliance with all applicable federal and state laws with respect to its duties under this Agreement.

(h) The various procedures and systems which it has implemented with regard to safeguarding from loss or damage attributable to fire, theft or any other cause, the Trust’s records and other data and the Bank’s records, data equipment facilities and other property used in the performance of its obligations hereunder are adequate and it will make such changes therein from time to time as it may deem reasonably necessary for the secure performance of its obligations hereunder.

(i) The Bank’s Disaster Recovery Plan and Back-Up System (as defined in Section 7.3 below) is appropriate for its business as a provider of transfer agency services to investment companies registered under the 1940 Act.

4. Representations and Warranties of the Trust

The Trust represents and warrants to the Bank that:

(a) It is a statutory trust duly organized and existing and in good standing under the laws of Delaware.

(b) It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

(c) It is an open-end management investment company registered under the 1940 Act.

(d) A registration statement under the Securities Act of 1933, as amended (“1933 Act”), has been filed on behalf of each of the Funds and will be effective as of the date that the Bank begins to provide services hereunder, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Trust being offered for sale.

5. Indemnification

5.1 The Bank shall not be responsible for, and the Trust shall indemnify and hold the Bank harmless from and against, any and all losses, damages, costs, charges, counsel fees, including, without limitation, those incurred by the Bank in a successful defense of any claims by a third party, payments, expenses and liability (“Losses”) which the Bank may sustain or incur in an action or claim asserted against the Bank by a third party in connection with or relating to this Agreement or the Bank’s actions or omissions with respect to this Agreement, except for any Losses for which the Bank has accepted liability pursuant to Article 6 of this Agreement.

5.2 The Trust shall not be responsible for, and the Bank shall indemnify and hold the Trust harmless from and against, any and all Losses, which are sustained or incurred by the Trust and finally determined by an arbiter of appropriate jurisdiction as a result of the Bank’s bad faith, negligence, willful misconduct or reckless disregard of its duties hereunder.

(a) The Bank’s bad faith, negligence, willful misconduct or reckless disregard of its duties hereunder or that of its employees, agents or sub-contractors;

(b) The breach of any representation or warranty of the Bank hereunder; and

(c) The Bank’s or its agents’ or subcontractors’ violations of applicable laws, regulations or formal, documented requirements of any governmental authority having jurisdiction over the Bank or the Trust pertaining to the manner in which transfer agency services are performed.

5.3 This indemnification provision shall apply to actions taken pursuant to this Agreement or the Participant Agreement.

5.4 In order that the indemnification provisions contained in this Article 5 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other party, the indemnified party shall promptly notify the indemnifying party of such assertion, and shall keep the indemnifying party advised with respect to all developments concerning such claim.  The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or in the name of the indemnified party.  The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify the indemnified party except with the indemnifying party’s prior written consent.  In no event will the Trust be liable for any settlement of any action or claim effected without its prior written consent.

6. Standard of Care and Limitation of Liability

The Bank shall have no responsibility and shall not be liable for any Losses, except that the Bank shall be liable to the Trust for direct money damages caused by its own bad faith, negligence, willful misconduct or reckless disregard of its duties hereunder or that of its employees, affiliated agents or sub-contractors, or its breach of any of its representations and warranties.  In no event shall the Bank or the Trust be liable for special, indirect or consequential damages, regardless of the form of action and even if the same were foreseeable.  For purposes of this Agreement, none of the following shall be or be deemed bad faith, negligence, willful misconduct or reckless disregard:

(a) The conclusive reliance in good faith on or use by the Bank or its agents or subcontractors of information, records, documents or services that (i) are received by the Bank or its agents or subcontractors, and (ii) have been prepared, maintained or performed by the Trust or any other person or firm on behalf of the Trust including but not limited to any previous transfer agent or registrar, except where such other person or firm is the Bank or an affiliate or agent of the Bank.

(b) The conclusive reliance in good faith on, or the carrying out by the Bank or its agents or subcontractors of, any instructions or requests of the Trust or instructions or requests on behalf of the Trust.

(c) The offer or sale of Shares by or for the Trust in violation of any requirement under the federal securities laws or regulations, or the securities laws or regulations of any state that such Shares be registered in such state, or any violation of any stop order or other determination or ruling by any federal agency, or by any state with respect to the offer or sale of Shares in such state (except to the extent that such violation resulted directly from the Bank’s failure to comply with the instructions of the Trust or the Trust’s administrator identifying the states and countries where the Shares of the Fund are registered or exempt).

7. Concerning the Bank

7.1

(a) The Bank may employ agents or attorneys-in-fact that are not affiliates of the Bank with the prior written consent of the Trust (which consent shall not be unreasonably withheld).  No such subcontract, agreement or understanding shall discharge the Bank from its obligations hereunder.  The Bank’s liability with respect to any non-affiliated delegate or agent approved by the Trust shall be limited to such instances where the Bank failed to reasonably select, monitor and retain such delegate or agent.

(b) The Bank may, upon prior written notice to the Trust, enter into subcontracts, agreements and understandings with any Bank affiliate, whenever and on such terms and conditions as it deems necessary or appropriate to perform its services hereunder.  No such subcontract, agreement or understanding shall discharge the Bank from its obligations hereunder.  The Bank shall be liable to any Fund for any loss or damage arising out of, or in connection with, the actions or omissions to act of any such Bank affiliate utilized hereunder to the same extent as it would be liable hereunder if it had taken or omitted such action itself.

7.2 The Bank shall be entitled to conclusively rely upon any written or oral instruction actually received by the Bank and reasonably believed by the Bank to be duly authorized and delivered.  The Trust agrees to forward to the Bank written instructions confirming oral instructions by the close of business of the same day that such oral instructions are given to the Bank. The Trust agrees that the fact that such confirming written instructions are not received or that contrary written instructions are received by the Bank shall in no way affect the validity or enforceability of transactions authorized by such oral instructions and effected by the Bank.  If the Trust elects to transmit written instructions through an on-line communication system offered by the Bank, the Trust’s use thereof shall be subject to the terms and conditions attached hereto as Appendix A.

7.3  The Bank shall establish and maintain a business continuity and disaster recovery plan and back-up system at all times satisfying the requirements of its regulators and all applicable law, rules, and regulations and which is reasonable under the circumstances (the “Disaster Recovery Plan and Back-Up System”).  Upon the occurrence of any delay or failure, the Bank will promptly notify the Trust of the disruption and the steps being implemented under the Disaster Recovery Plan and Back-Up System and shall use commercially reasonable best efforts to resume performance as soon as practicable under the circumstances.  The Bank will provide an executive summary of the Disaster Recovery Plan and Back-Up System upon reasonable request of the Trust.  The Bank will test the adequacy of its Disaster Recovery Plan and Back-Up System at least annually and upon request, the Trust may participate in such test.  Upon request by the Trust, the Bank will provide the Trust with a letter assessing the most recent Disaster Recovery Plan and Back-Up System test results.

7.4 The Bank shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and the Participant Agreement, and no covenant or obligation shall be implied against the Bank in connection with this Agreement, except as set forth in this Agreement and the Participant Agreement.

7.5 At any time the Bank may apply to an officer of the Trust for written instructions with respect to any matter arising in connection with the Bank’s duties and obligations under this Agreement, and the Bank, its agents, and subcontractors shall not be liable for any action taken or omitted to be taken in good faith in accordance with such instructions.  Such application by the Bank for instructions from an officer of the Trust may, at the option of the Bank, set forth in writing any action proposed to be taken or omitted to be taken by the Bank with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and the Bank shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, the Bank has received written or oral instructions in response to such application specifying the action to be taken or omitted.

7.6 The Bank, its agents and subcontractors may act upon any paper or document, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided to the Bank or its agents or subcontractors by or on behalf of the Trust by machine readable input, telex, CRT data entry or other similar means authorized by the Trust, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust.

7.7 Notwithstanding any provisions of this Agreement to the contrary, the Bank shall be under no duty or obligation to inquire into, and shall not be liable for:

(a) The legality of the issue, sale or transfer of any Shares, the sufficiency of the amount to be received in connection therewith, or the authority of the Trust to request such issuance, sale or transfer;

(b) The legality of the purchase of any Shares, the sufficiency of the amount to be paid in connection therewith, or the authority of the Trust to request such purchase;

(c) The legality of the declaration of any dividend by the Trust, or the legality of the issue of any Shares in payment of any stock dividend; or

(d) The legality of any recapitalization or readjustment of the Shares.

7.8 In performing the services hereunder, the Bank shall comply with the applicable provisions of each Fund’s current prospectus(es) and statement(s) of additional information, and effective amendments thereto, and with any applicable procedures adopted by the Board of Trustees of the Trust actually provided to the Bank.

7.9 On a quarterly basis, the Bank will provide to the Trust a certification in connection with Rule 38a-1 under the 1940 Act, including an attestation as to whether there have been any material changes to the summaries of policies and procedures provided to the Trust, and sub-certifications related to the Sarbanes-Oxley Act of 2002.  The Bank reserves the right to amend and update its compliance program and the measurement tools and certifications provided thereunder from time to time in order to address changing regulatory and industry developments.

7.10 The Bank will furnish to the Trust, on a semi-annual basis, a report in accordance with Statements on Standards for Attestation Engagements No. 16 (the “SSAE Report”) as well as such other reports and information relating to the Bank’s policies and procedures and its compliance with such policies and procedures and with the laws applicable to its business and its services, as the parties may mutually agree upon.

7.11 The Bank shall cooperate with the Trust’s independent public accountants and shall take all reasonable actions in the performance of its obligations under this Agreement to provide such information, as may be reasonably requested by the Trust from time to time, to such accountants for the expression of their opinion.

7.12 Nothing in this Agreement shall limit or restrict the Bank, any affiliate of the Bank or any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to some or all of the services provided hereunder; provided, however, that notwithstanding this paragraph the Bank may not use the Funds’ or Franklin Templeton’s proprietary information, know-how or methodologies in providing such services to such other third parties.

8. Providing of Documents by the Trust and Transfers of Shares

8.1 The Trust shall promptly furnish to the Bank with a copy of its Declaration of Trust and all amendments thereto.

8.2 In the event that DTC ceases to be the Shareholder, the Bank shall re-register the Shares in the name of the successor to DTC as Shareholder upon receipt by the Bank of such documentation and assurances as it may reasonably require.

8.3 Except as specifically provided herein, the Bank shall have no responsibility whatsoever with respect to any beneficial interest in any of the Shares owned by the Shareholder.

8.4 The Trust shall deliver to the Bank the following documents on or before the effective date of any increase, decrease or other change in the total number of Shares authorized to be issued, to the extent applicable:

(a) A certified copy of the amendment to the Trust’s Declaration of Trust with respect to such increase, decrease or change; and

(b) A memorandum from the Trust or its counsel, in a form satisfactory to the Bank, with respect to (i) the validity of the Shares, the obtaining of all necessary governmental consents, whether such Shares are fully paid and non-assessable and the status of such Shares under the 1933 Act, and any other applicable federal law or regulations (i.e., if subject to registration, that they have been registered and that the Registration Statement has become effective or, if exempt, the specific grounds therefore), (ii) the status of the Trust with regard to the 1940 Act, and (iii) the due and proper listing of the Shares on all applicable securities exchanges.

8.5 Prior to the issuance of any additional Shares pursuant to stock dividends, stock splits or otherwise, and prior to any reduction in the number of Shares outstanding, the Trust shall deliver to the Bank, to the extent applicable:

(a) A certified copy of the order or consent of each governmental or regulatory authority required by law as a prerequisite to the issuance or reduction of such Shares, as the case may be, and an opinion of counsel for the Trust that no other order or consent is required; and

(b) A memorandum from the Trust or its counsel, in a form satisfactory to the Bank, with respect to (i) the validity of the Shares, the obtaining of all necessary governmental consents, whether such Shares are fully paid and non-assessable and the status of such Shares under the 1933 Act, and any other applicable federal law or regulations (i.e., if subject to registration, that they have been registered and that the Registration Statement has become effective or, if exempt, the specific grounds therefore), (ii) the status of the Trust with regard to the 1940 Act, and (iii) the due and proper listing of the Shares on all applicable securities exchanges.

8.6 The Bank and the Trust agree that all books, records, confidential, non-public, or proprietary information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any person other than its auditors, accountants, regulators, employees or counsel, except as may be, or may become required by law, by administrative or judicial order or by rule, provided that the disclosing party shall give prompt notice to the other party of any such disclosure to the extent practicable and permitted by applicable law.  To the extent required to be disclosed to third parties in carrying out this Agreement, the disclosing party shall require such third party to agree to the confidential treatment of such information commensurate with this Section 8.6.  Nothing in this Agreement shall be deemed to authorize the Bank to waive attorney-client, work product or other legal privilege by or on behalf of the Trust or its investment adviser.  The Bank has established and maintains policies and measures reasonably designed to protect the confidentiality of customer information, and will subject information hereunder to such policies and measures.

8.7 In case of any requests or demands for the inspection of Shareholder records of the Trust, the Bank will promptly employ reasonable commercial efforts to notify the Trust and secure instructions from an authorized officer of the Trust as to such inspection. The Bank reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

9. Termination of Agreement

9.1 The term of this Agreement shall be one year commencing upon the date hereof (the “Initial Term”) and shall automatically renew for additional one-year terms (each a “Subsequent Term”) unless either party provides written notice of termination at least ninety (90) days prior to the end of any one year term or, unless earlier terminated as provided below:

(a) Either party hereto may terminate this Agreement prior to the expiration of the Initial Term in the event the other party breaches any material provision of this Agreement, including, without limitation in the case of the Trust, its obligations under Section 2.1, provided that the non-breaching party gives written notice of such breach to the breaching party and the breaching party does not cure such violation within 90 days of receipt of such notice.

(b) The Trust may terminate this Agreement at any time upon ninety (90) days’ prior written notice.

9.2 Should the Trust exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Trust.

9.3 The terms of Article 2 (with respect to fees and expenses incurred prior to termination), and of Article 5 shall survive any termination of this Agreement.

9.4 Upon termination of the Agreement, the Bank will (i) deliver to its successor a certified list of shareholders of the Trust (with names and addresses) and an historical record of the account of each Shareholder and the status thereof; (ii) surrender all other relevant records in accordance with Sub-Section 1.2(d) above, and (iii) cooperate in the transfer of such duties and responsibilities, including provisions for assistance from the Bank’s personnel in the establishment of books, records and other data by such successor or successors.

10. Force Majeure

Neither the Bank nor the Trust shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control which are not a result of its negligence, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruption, loss or malfunctions of transportation, computer (hardware or software) or communication services; labor disputes; acts of civil or military authority; governmental actions; or inability to obtain labor, material, equipment or transportation; provided, however, that the Bank has established and is maintaining the Disaster Recovery Plan and Back-Up System.

11. Additional Funds

In the event that the Trust establishes one or more additional series of Shares with respect to which it desires to have the Bank render services as transfer agent under the terms hereof, it shall so notify the Bank in writing, and if the Bank agrees in writing to provide such services, such additional issuance shall become Shares hereunder.

12. Assignment

12.1 Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

12.2 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

13. Severability and Beneficiaries

13.1 In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby, provided that the obligation of the Trust to pay fees and expenses hereunder is conditioned upon the provision of services to it by the Bank.

13.2 This Agreement is solely for the benefit of the Bank and the Trust, including each Fund, and none of any Participant (as defined in the Participant Agreement), the Distributor, any Shareholder or beneficial owner of any Shares shall be or be deemed a third party beneficiary of this Agreement.

14. Amendment

This Agreement may be amended or modified only by a written agreement executed by both parties.

15. New York Law to Apply

This Agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof.  The Trust and the Bank hereby consent to the jurisdiction of a state or federal court situated in the Borough of Manhattan, New York City, New York in connection with any dispute arising hereunder.  The Trust and the Bank hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum.  The Trust and the Bank each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

16. Merger of Agreement

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

17. Counterparts

This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

18. Limitations of Liability of the Trustees and Shareholders

It is expressly acknowledged and agreed that the obligations of the Trust hereunder shall not be binding upon any shareholder, Trustee, officer, employee or agent of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Declaration of Trust and By-Laws. This Agreement has been duly authorized, executed and delivered by the Trust and neither such authorization nor such execution and delivery shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Declaration of Trust and By-Laws.

19. Several Obligations of the Funds

This Agreement is an agreement entered into between the Bank and the Trust with respect to each Fund.  With respect to any obligation of the Trust on behalf of any Fund arising out of this Agreement, the Bank shall look for payment or satisfaction of such obligation solely to the assets of the Fund to which such obligation relates as though the Bank had separately contracted with the Trust by separate written instrument with respect to each Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

FRANKLIN ETF TRUST

By:	_______________________________________

Name:

Title:

THE BANK OF NEW YORK MELLON

By:	_______________________________________

Name:

Title:

SCHEDULE A

BOOKS AND RECORDS TO BE MAINTAINED BY THE BANK

Source Documents requesting Creations and Redemptions
Correspondence/AP Inquiries
Reconciliations, bank statements, copies of canceled checks, cash proofs
Daily/Monthly reconciliation of outstanding Shares between the Trust and DTC
Dividend Records
Year-end Statements and Tax Forms of the ETF

SCHEDULE B

ANTI-MONEY LANDERING SERVICES

As part of the nightly processing cycle, the Bank performs Office of Foreign Assets Control (OFAC) screening processes against broker names maintained on a master file.  The Authorized Participants contracting with the Funds’ distributor to place ETF orders through the Bank are usually also registered with the appropriate regulators as brokers.  As it is the policy of the Bank to be in compliance with all applicable global economic sanctions, laws and regulations in all jurisdictions where it conducts business, the Bank monitors account activity and transactions for US sanctions purposes against the OFAC list.  All transactions involving the movement of large sums, or other indicators of possible money laundering, must be reviewed.  To the extent that employees become aware of or are advised of suspicious transactions or activity through direct observation, receipt and review of periodic transaction reports, on-line inquiries, customer requests or through notification by any other business or support unit, such information may be reviewed by Division Management, Legal, Compliance, Risk, etc.  In the event that a material compliance infraction impacts the Trust, the Bank will notify the Trust’s CCO accordingly.

The Bank compliance program includes internal written policies and procedures both company-wide and business specific, a designated Global Sanctions Compliance Officer, risk assessment and controls, including automated scan/name recognition software programs that monitor account activity and transactions for US sanctions purposes against the OFAC list of Specially Designated Nationals and Blocked Persons, as well as internal training and an audit program.

Exhibit A

Form of Authorized Participant Agreement

FEE SCHEDULE